CST Brands, Inc. Reports First Quarter 2016 Results

San Antonio, Texas, May 6, 2016 – CST Brands, Inc. (NYSE: CST), one of the largest independent retailers of motor fuels and convenience merchandise in North America, today reported financial results for the first quarter ended March 31, 2016.
“We had a strong first quarter led by impressive improvements in retail merchandise sales and gross profits. U.S. merchandise and services gross profits grew by 25% over the first quarter of 2015 on increased sales and margins. Our Canadian stores grew merchandise and services gross profits by 10%, excluding the impact of foreign currency exchange, with an impressive 6% increase in same store sales.  We showed continued strength in fuel gross profits in the U.S., as a result of a favorable fuel margin environment and our continued fuel pricing optimization initiatives.  We also executed on our organic and acquisition growth plans with the addition of 173 stores to our network, including the 165-store Flash Foods network," reported Kim Lubel, Chairman and CEO of CST Brands.
Company Highlights

•	First Quarter 2016 Net Income of $19 million, or $0.24 per diluted share; $0.27 excluding special items.

•
Store operations delivered strong performance in the first quarter with U.S. Merchandise and Services Gross Profit growth of 25% year-over-year driven by 20% sales growth and a 160 basis point improvement in gross margin. Same Store Merchandise and Services grew in both the U.S., up 2.2%, and Canada, up 5.6% (excluding foreign currency impact).

•	Gross Profit on U.S. fuel sales improved to $75 million from $63 million in the same quarter of 2015, driven by an overall favorable margin environment and fuel pricing optimization initiatives.

•
Acquisition and organic growth added 173 stores to our network. The Company completed the acquisition of Flash Foods on February 1, 2016 which expanded the Company's network into the Georgia and Florida markets with the addition of 165 convenience stores, a regional distribution center, a wholesale fuel distribution business, and a land bank to support future growth in these markets. CST opened six New to Industry ("NTI") stores in the U.S. and two in Canada during the first quarter. The Company expects to open 55 to 60 NTIs in 2016.

•	Announced the commencement of an exploration of strategic alternatives to further enhance stockholder value, and the formation of a committee of independent directors to oversee this ongoing process.

•	Appointed two new directors who each bring valuable industry experience and insight into our corporate strategies: Tad Dickson and Rocky Dewbre.

First Quarter Results
For the three month period ended March 31, 2016, the Company reported net income of $19 million, or $0.24 per diluted share, driven by an increase in the U.S. motor fuel and merchandise and services gross profit during the quarter. Net income was $14 million, or $0.18 per diluted share, for the comparable period in 2015. For the three month period ended March 31, 2016, included in net income are acquisition expenses, legal expenses and professional fees of $3 million, net of tax, and a gain on the sale of assets of $1 million, net of tax. For the same period in 2015, included in net income were acquisition expenses, legal expenses and professional fees of $5 million, net of tax, and a gain on the sale of assets of $3 million, net of tax, related to store divestitures. Excluding these items, net income would have been $21 million, or $0.27 per diluted share, and $16 million, or $0.20 per diluted share for the three month periods ended March 31, 2016 and 2015, respectively.

U.S. merchandise and services gross profit increased 25% when compared to the first quarter of 2015, primarily driven by an overall increase in merchandise sales and gross margins in the Company's U.S. core and NTI store sales, aided by acquisition and organic growth, including the Company’s acquisition of the Flash Foods stores, and New-to-Industry (“NTI”) stores opened in the quarter. In addition to the improvement in non-fuel operations, motor fuel gross profit (per gallon) in the U.S. for the first quarter of 2016 grew to $75 million versus $63 million in the same quarter of 2015, which resulted from our fuel pricing optimization initiative and favorable crude oil and wholesale motor fuel price trends.
On a same store basis, merchandise and services sales in Canada increased 6%, quarter on quarter, excluding the effects of foreign exchange. In Canada, the motor fuel gross profit in U.S. dollars declined to $45 million for the first quarter of 2016 from $50 million for the same period in 2015. The decline was driven by a combination of lower volume of motor fuel along with a slight decline in motor fuel gross profit per gallon (cents per gallon) and erosion of the foreign exchange rate of the Canadian dollar. Excluding the effects of foreign currency exchange, the Company’s motor fuel gross profit in Canada decreased $1 million or 1% quarter versus quarter.
EBITDA (non-GAAP measures, including EBITDA, as described are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release) was $79 million for the three month period ended March 31, 2016 compared to $66 million for the same period in 2015 or a 20% increase. The increase in EBITDA was due primarily to an increase in U.S. motor fuel and merchandise and service gross profits along with an increase in Other income. Other income increased $9 million primarily related to a foreign currency gain on a U.S. dollar denominated intercompany loan payable from the Company's Canadian subsidiary to the U.S.
Liquidity and Capital Resources
For the three months ended March 31, 2016, cash flow provided by operating activities totaled $70 million. Cash flow used in investing activities was $507 million, primarily related to capital expenditures and the Flash Foods acquisition. Cash flow provided by financing activities was $295 million, including payments of long-term debt of $13 million and dividends of $5 million. The effect of foreign currency exchange rates was a decrease in cash of $6 million. Overall, cash decreased by $148 million. Cash, as of March 31, 2016, was $165 million.
Total capital expenditures, excluding acquisitions, for the three months ended March 31, 2016 and 2015 were $55 million and $50 million, respectively.
On January 29, 2016, CST amended its revolving credit facility to increase borrowing capacity from $300 million to $500 million and drew $307 million to fund a portion of the Flash Foods acquisition. As of May 4, 2016, approximately $125 million was available for future borrowings.
On May 5, 2016, CST announced it had signed a definitive agreement to sell store operations in the California and Wyoming markets to 7-Eleven, Inc. and its wholly-owned subsidiary, SEI Fuel Services, Inc. for $408 million in cash. The transaction is subject to customary closing conditions including possible purchase price adjustments at the time of close. The deal is expected to close mid-summer 2016; however, there is no assurance that a transaction will be completed. The Company anticipates using the majority of the cash proceeds from the sale to pay down borrowings under CST's $500 million revolving credit facility.
Second Quarter 2016 Guidance
The Company is providing the following guidance for its core store operations(1) for the second quarter of 2016:

	Ranges	Second Quarter 2015 Results
U.S. Retail Segment:
Gallons Per Store Per Day	5,100 to 5,300	5,246
*Merchandise and Services Sales Per Store Per Day	$4,300 to $4,400	$4,070
*Merchandise and Services Gross Margin (%)	33.0% to 34.0%	32.7%

Canadian Retail Segment (Sales in U.S. dollars):
Gallons Per Store Per Day	3,100 to 3,200	3,201
*Merchandise and Services Sales Per Store Per Day	$2,400 to $2,500	$2,551
*Merchandise and Services Gross Margin (%)	31.5% to 32.5%	31.1%

(1) Effective April 1, 2016, the Flash Foods stores are included in the U.S. Retail Segment’s core store operations.
* The Company has combined merchandise and services in order to provide a similar comparison to its convenience store peers. Services were previously included in Other revenues and gross profit.
Basis of Presentation
The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment. Consolidated financial statements that include CrossAmerica are provided in CST Brands’ 2016 Form 10-Q (March 31, 2016 report).
Conference Call
The Company will host a conference call on May 6, 2016 at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to discuss 2016 first quarter earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 5854571#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CST Brands website (www.cstbrands.com). A slide presentation for the conference call will also be available on the investor section of the Company’s website. To listen to the audio webcast, go to http://www.cstbrands.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854571#. An archive of the webcast will be available on the investor section of the CST Brands website at http://www.cstbrands.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CST BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME(a)
(Millions of Dollars, Except per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Operating revenues	$2,034	$2,215
Cost of sales	1,734	1,946
Gross profit	300	269
Operating expenses:
Operating expenses	193	171
General and administrative expenses	39	39
Depreciation, amortization and accretion expense	39	33
Total operating expenses	271	243
Gain on the sale of assets, net	1	5
Operating income	30	31
Other income, net	11	2
Interest expense	(11)	(11)
Equity in earnings (loss) of CrossAmerica	(1)	—
Income before income tax expense	29	22
Income tax expense	10	8
Net income	$19	$14

Earnings per common share
Basic earnings per common share	$0.24	$0.18
Weighted-average common shares outstanding (in thousands)	75,498	76,896
Earnings per common share - assuming dilution
Diluted earnings per common share	$0.24	$0.18
Weighted-average common shares outstanding - assuming dilution (in thousands)	75,965	77,242

Dividends declared per common share	$0.0625	$0.0625
(a) The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment.

Segment Results
U.S. Retail
The following tables highlight the results of operations and certain operating metrics of the Company’s U.S. Retail segment (millions of dollars, except number of convenience stores, per site per day and per gallon amounts):

	Three Months Ended
	March 31,
	2016	2015
Operating revenues:
Motor fuel	$946	$1,017
Merchandise and services(a)	413	345
Other(b)	1	—
Total operating revenues	$1,360	$1,362
Gross profit:
Motor fuel–before amounts attributable to CrossAmerica	$80	$65
Motor fuel–amounts attributable to CrossAmerica	(5)	(2)
Motor fuel–after amounts attributable to CrossAmerica	75	63
Merchandise and services(a)	141	113
Other(b)	1	—
Total gross profit	217	176
Operating expenses:
Operating expenses	142	115
Depreciation, amortization and accretion expense	29	24
Total operating expenses	171	139
Gain on sale of assets, net	—	5
Operating income	$46	$42

Core store operating statistics:(c)
End of period core stores	1,054	981
Motor fuel sales (gallons per store per day)	5,054	4,966
Motor fuel sales (per store per day)	$8,927	$10,967

Motor fuel gross profit per gallon, net of credit card fees	$0.154	$0.140
CST Fuel Supply wholesale profit attributable to CrossAmerica(e)	(0.009)	(0.003)
Motor fuel gross profit per gallon, net of credit card fees(d), (e)	$0.145	$0.137

Merchandise and services sales (per store per day)(a)	$3,872	$3,658
Merchandise and services gross profit percentage, net of credit card fees(a)	34.1%	32.5%

U.S. Retail (continued)	Three Months Ended
	March 31,
	2016	2015
Company-operated retail stores:
Beginning of period	1,049	1,021
NTIs opened	6	1
Acquisitions	165	22
Closed or divested	(1)	(9)
End of period	1,219	1,035
End of period non-core retail stores	165	54
End of period core retail stores	1,054	981

Core store same store information(c),(f):
Company-operated retail stores	994	994
NTIs included in core same store information(f)	76	76
Motor fuel sales (gallons per store per day)	4,990	5,001
Merchandise and services sales (per store per day)(a)	$3,851	$3,767
Merchandise and services gross profit percent, net of credit card fees(a)	34.2%	32.5%
Merchandise and services sales, ex. cigarettes (per store per day)(a)	$2,812	$2,726
Merchandise and services gross profit percent, net of credit card fees and ex. cigarettes(a)	40.5%	38.9%
Merchandise and services gross profit dollars(a)	$119	$109
Notes to U.S. Retail Segment Results
(a) Includes the results from car wash sales and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and ATM fees.
(b) Primarily consists of rental income.
(c) Represents the portfolio of core retail stores and excludes recently acquired retail stores that are being integrated or are under performance evaluation to determine if they are: (a) to be fully integrated into the existing core retail operations of CST, (b) to be converted into a dealer, or (c) other strategic alternatives, including divestiture or longer term operation by CrossAmerica. All NTIs are core stores and accordingly are included in the core system operating statistics. Flash Foods stores are classified as non-core and accordingly their operations are excluded from the core system operating statistics. Effective April 1, 2016, the Flash Foods stores are included in the U.S. Retail Segment’s core-store operations.
(d) Includes $0.05 per gallon of wholesale fuel distribution profit.
(e) CrossAmerica owns 17.5% of the Company's U.S. Retail segment’s wholesale fuel distribution profit as a result of its 17.5% limited partner equity interest in CST Fuel Supply. A separate entity, Fuel South LLC, distributes motor fuel to the Flash Foods retail operations.
(f) The same store information consists of aggregated individual store results for all stores in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared. NTIs are included in the core same store metrics when they meet this criteria.

Canadian Retail
The following tables highlight the results of operations and certain operating metrics of the Canadian Retail segment (millions of U.S. dollars, except number of retail sites, per site per day and per gallon amounts):

	Three Months Ended
	March 31,
	2016	2015
Operating revenues:
Motor fuel	$530	$676
Merchandise and services(a)	57	57
Other(b)	87	120
Total operating revenues	$674	$853
Gross profit:
Motor fuel	$45	$50
Merchandise and services(a)	19	19
Other(b)	19	24
Total gross profit	83	93
Operating expenses:
Operating expenses	51	56
Depreciation, amortization and accretion expense	10	9
Total operating expenses	61	65
Gain on sale of assets, net	1	—
Operating income	$23	$28

Total retail sites (end of period):
Company-operated (fuel and merchandise)	306	294
Commission agents (fuel only)	495	495
Cardlock (fuel only)	72	72
Total retail sites (end of period)	873	861

Average retail sites during the period:
Company-operated (fuel and merchandise)	305	294
Commission agents (fuel only)	494	494
Cardlock (fuel only)	72	72
Average retail sites during the period	871	860

Total system operating statistics:
Motor fuel sales (gallons per site per day)	2,940	3,092
Motor fuel sales (per site per day)	$6,687	$8,726
Motor fuel gross profit per gallon, net of credit card fees	$0.194	$0.211

Company-operated retail site statistics:
Merchandise and services sales (per site per day)(a)	$2,071	$2,193
Merchandise and services gross profit percentage, net of credit card fees(a)	32.9%	32.6%

Canadian Retail (continued)	Three Months Ended
	March 31,
Company-operated statistics(c)	2016	2015
Retail sites:
Beginning of period	303	293
NTIs opened	2	1
Acquisitions	—	—
Conversions, net(d)	1	—
Closed or divested	—	—
End of period	306	294

Average foreign exchange rate for $1 CAD to USD	0.73635	0.80843

Same site information ($ amounts in CAD):(e),(f)
Company-operated retail sites	290	290
NTIs included in same site information	34	34
Motor fuel sales (gallons per site per day)	3,219	3,353
Merchandise and services sales (per site per day)(a)	$2,852	$2,702
Merchandise and services gross profit percent, net of credit card fees(a)	32.9%	32.8%
Merchandise and services sales, ex. cigarettes (per site per day)(a)	$1,531	$1,488
Merchandise and services gross profit percent, net of credit card fees and ex. cigarettes(a)	45.0%	44.9%
Merchandise and services gross profit dollars(a)	$25	$23

Commission agent statistics(c)
Retail sites:
Beginning of period	494	495
New dealers	3	2
Conversions, net(d)	(1)	—
Closed or de-branded	(1)	(2)
End of period	495	495

Same Site Information ($ amounts in CAD)(f):
Commission agent retail sites	473	473
Motor fuel sales (gallons per site per day)	2,432	2,565
Notes to Canadian Retail Segment Results

(a)	Includes the results from car wash sales and commissions from lottery and ATM fees.

(b)	Primarily consists of our business and home energy operations.

(c)
Company-operated retail sites sell motor fuel and merchandise. The Company sells only motor fuel at commission agent sites. CST Brands does not currently distinguish between core and non-core stores in the Canadian Retail segment. All sites in the Canadian Retail segment are core stores.

(d)
Conversions represent stores that have changed their classification from commission agents to company owned and operated or vice versa. Changes in classification result when the Company either takes over the operations of commission agents or convert an existing company owned and operated store to commission agents.

(e)	All amounts presented are stated in Canadian dollars to remove the impact of foreign exchange and all fuel information excludes amounts related to cardlock operations.

(f)
The same store information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared. NTIs are included in the same store metrics when they meet this criteria.

Supplemental Disclosure Regarding Non-GAAP Financial Information
EBITDA is a non-U.S. GAAP financial measure that represents net income before income taxes, interest expense and depreciation, amortization and accretion expense. EBITDAR is a non-U.S. GAAP financial measure that further adjusts EBITDA by excluding minimum rent expense. The Company believes that EBITDA and EBITDAR are useful to investors and creditors in evaluating its operating performance because (a) they facilitate management’s ability to measure the operating performance of the Company's business on a consistent basis by excluding the impact of items not directly resulting from its retail operations; and (b) securities analysts and other interested parties use such calculations as a measure of financial performance. EBITDA and EBITDAR do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and EBITDAR have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results of operations as reported under U.S. GAAP.
The following table presents a reconciliation of CST’s net income to EBITDA and EBITDAR for the quarter ended March 31, 2016 and 2015 (in millions):

	Three Months Ended March 31,
	2016	2015
EBITDA and EBITDAR:
CST net income(a)	$19	$14
Interest expense	11	11
Income tax expense	10	8
Depreciation, amortization and accretion	39	33
EBITDA	79	66
Minimum rent expense(b)	11	8
EBITDAR	$90	$74

(a)
The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the previous pages are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment.

(b)	Minimum rent expense is defined in the CST Credit Facility as rent expense accrued during the period in accordance with U.S. GAAP, less contingent rentals.

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,000 Team Members at over 2,000 locations throughout the Southwestern United States, Georgia, Florida, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com.
Contacts
Investors: Randy Palmer, Executive Director – Investor Relations, 210-692-2160
Media: Lisa Koenig, Director of Communications, 210-692-2659 or
The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772
Safe Harbor Statement
Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brand’s Forms 10-Q or Form 10-K filed with the Securities and Exchange Commission, and available on the CST Brand’s website at www.cstbrands.com. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.